EXHIBIT 10.14

EMPLOYMENT AGREEMENT

AGREEMENT made as of this 31st day of January, 2004 by and between the parties: MICHAEL J. GORDON, an individual residing at 2926 Magnolia Trace, Tarpon Springs, FL 34688 (hereinafter referred to as the “Executive”) and OPUS RESOURCE GROUP, INC., a Colorado corporation, with principal executive offices located at 12900 Automobile Boulevard, Ste D, Clearwater, FL 33762 (hereinafter referred to as the “Company”).

W I T N E S S E T H

WHEREAS, the Company designs, manufactures and markets proprietary blast mitigation materials; and

WHEREAS, the Company desires to retain and employ the Executive for the purpose of securing to the Company the experience, ability and services of the Executive as VP of Corporate Administration; and

WHEREAS, the Executive desires to be employed by the Company; and

NOW, THEREFORE, it is mutually agreed by and between the parties hereto as follows:

ARTICLE I

EMPLOYMENT

The Company hereby employs the Executive effective January 31, 2004 as VP of Corporate Administration and the Executive hereby accepts such employment and agrees to serve on a full-time basis as an executive officer of the Company subject to and upon the terms and conditions set forth in this Agreement.

ARTICLE II

DUTIES

(A) The Executive shall, during the term of his employment with the Company and subject to the direction and control of the Company’s Board of Directors, perform such executive duties and functions as he may be called upon to perform consistent with his employment hereunder as VP B Corporate Administration.

(B) The Executive Agrees to devote his full time and best efforts to the performance of his duties for the Company, which shall include, but not be limited to, the following: to participate in the direction of the Company’s business; and to promote the Company’s relationships with its employees, customers and others in the business community.

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ARTICLE III

COMPENSATION

(A) The Company shall pay to the Executive for all services to be rendered pursuant to the terms of this Agreement: (i) a base salary at the rate of One Hundred Twenty Five Thousand Dollars and 00/100, or Ten Thousand Four Hundred Sixteen Dollars and Sixty Seven Cents ($10,416.67) per month for the first year, payable in accordance with the Company’s normal payroll procedures. In addition, the Executive is entitled to a one percent (1%) Net Profit Bonus each year based on the Company’s fiscal year December 31 financials. Executive shall also be entitled to periodic salary adjustments as determined by the Board of Directors. Salary adjustments will be set at a minimum of the rate of inflation as stated by the Consumer Price Index (CPI) published by the U.S. Department of Labor’s Bureau of Labor Statistics. Executive’s voluntary termination of employment for any reason not covered herein shall terminate the salary of Executive as of the date of such termination.

ARTICLE IV

STOCK OPTIONS

(A) The Company shall grant to the Executive non-qualified options to purchase 300,000 (post split) shares of Common Stock of the parent Company OPUS Resource Group, Inc. (the “Options”) at an exercise price of $2.00 per share (the “Exercise Price”). These Options will expire on December 31, 2007 (the “Expiration Date”) and shall vest as follows: 100,000 options will vest on June 30, 2004, January 1, 2005 and January 1, 2006, respectively. To exercise the Options, the Executive may pay the Exercise Price, as he shall determine, by cash or check, by reduction of the number of shares of Common Stock the Executive is entitled to receive upon exercise thereof based upon the then fair market value of the shares of Common Stock determined by reference to the primary established trading market for the Common Stock, or if no such market exists, determined by the Board of Directors of the Company in good faith, or pursuant to any other program which the Company has established for the exercise of employee stock options generally. An appropriate restrictive legend will be placed on all share certificates delivered to Executive upon exercise of the options unless the shares have been registered with the Securities and Exchange Commission, under a S-8 plan or registration statement, whatever comes first. If the Executive’s employment with the Company ceases for any reason or for no reason, then all vested and unvested Options shall vest immediately and continue to be exercisable until the Expiration Date.

ARTICLE V

WORKING CONDITIONS AND BENEFITS

(A) The Executive shall be entitled to paid vacations during each year of his employment with the Company in accordance with Company practice. The Executive is entitled to three weeks paid vacation.

(B) The Executive is authorized to incur reasonable and necessary expenses for promoting the business of the Company, including authorized expenses for entertainment, travel and similar items. The Company shall reimburse the Executive on a monthly basis for all such expenses, upon presentation by the Executive of an itemized account of such authorized expenditures.

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(C) The Executive shall be employed by the Company at executive offices maintained by the Company in Clearwater, Florida. The Executive shall travel on the Company’s behalf to the extent reasonably necessary.

(D) The Company shall provide the Executive during the term of this Agreement with major medical health benefits equivalent to that provided other officers.

(E) The Company shall provide to the Executive to the full extent provided for under the laws of the Company’s State of Incorporation and the Company’s Bylaws, indemnification for any claim or lawsuit which may be asserted against the Executive when acting in such capacity for the Company, provided that said indemnification is not in violation of any of the following: (a) federal and state law or (b) rule or regulation of the Securities and Exchange Commission.

ARTICLE VI

OTHER BENEFITS

During the term hereof, the Executive shall be entitled to receive such of the following other benefits of employment that are available to other members of the Company’s management: health and life insurance benefits, pension, profit sharing and income protection or disability plans, in each instance, consistent with his position.

ARTICLE VII

TERM

The term of this Agreement shall commence as of January 1, 2004 and continue until December 31, 2007 unless this Agreement is otherwise terminated pursuant to the terms hereof.

ARTICLE VIII

TERMINATION

(A) The Company may terminate this Agreement upon written notice to the Executive if the Executive becomes disabled or suffers an illness and as a result of such disability or illness is substantially unable to perform his duties hereunder for a period of three consecutive months or an aggregate of 90 working days over a consecutive 12 month period; such notice shall be forwarded to the Executive by the Company upon and after a resolution of the Company’s Board of Directors authorizing such notification.

(B) The Company may terminate this Agreement, for cause, at any time, by giving the Executive notice thereof specifying the grounds for such termination. In such event, this Agreement and the employment relationship hereunder shall be terminated as of the date of such notice and you will be entitled to no further payments from the Company. For purposes hereof, “Cause” shall mean (i) a breach of trust, including, inter alia, acts of moral turpitude, theft, embezzlement and self-dealing;

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(ii) the disclosure of confidential information is prohibited hereof (except disclosure in the good faith belief that the same is for the benefit of the Company) which results (or can reasonably be expected to result) in material harm to the Company; (iii) willful misconduct which results (or can reasonably be expected to result) in material harm to the Company, or (iv) willfully fails to carry out the policies of the Company’s Board of Directors.

(C) In the event that the Company terminates the employment of the Executive without cause, then the Executive shall be entitled to severance pay equal to the greater of twelve month’s base salary at the rate of base salary then in effect at the termination date or the balance of the base salary due for the first three years of the contract. Such severance pay shall be made in one lump sum or in monthly installments on the first day of each month at the option of the Company.

(D) In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this agreement shall not be terminated and the company is bound by the provisions of this agreement.

The consideration set forth in this sub-paragraph (C) together with any prior unpaid salary and unreimbursed expenses, shall completely relieve the Company of any liability to the Executive for any compensation that would have otherwise been payable to the Executive under the terms of this Agreement.

ARTICLE IX

CONFIDENTIALITY AND NON-COMPETITION

(A) All Company trade secrets, proprietary information, software, software codes, advertising, sales, marketing and other materials or articles of information, including without limitation customer and supplier lists, data processing reports, customer sales analyses, invoices, price lists or information, samples, or any other materials or data of any kind furnished to the Executive by the Company or developed by the Executive on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with the Executive’s employment hereunder, are and shall remain the sole and confidential property of the Company; if the Company requests the return of such materials at any time during or after the termination of the Executive’s employment, the Executive shall immediately deliver the same to the Company.

(B) During the term of this Agreement and eighteen months after the termination of his employment with the Company for any reason whatsoever, the Executive shall not directly or indirectly induce or attempt to influence any employee of the Company to terminate his or her employment with Company and shall not engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business in direct competition with the business of the Company. However, nothing contained in this paragraph shall prevent the Executive from holding for investment of no more than two percent (2%) of any class of equity securities of a company whose securities are traded on a national securities exchange.

(C) During the term of this Agreement and at all times thereafter, the Executive shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect

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benefit of any person, firm association or company other than the Company, any material referred to in paragraph (A) above or any information regarding the business methods, business policies, procedures, techniques, research or development projects or results, trade secrets, or other knowledge or processes used or developed by the Company or any names and addresses of customers or clients or any other confidential information relating to or dealing with the business operations or activities of the Company, made known to the Executive or learned or acquired by the Executive while in the employ of the Company.

ARTICLE X

SEVERABILITY

If any provision of this Agreement shall be held invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

ARTICLE XI

ARBITRATION

Any controversy, claim or dispute arising out of the terms of this Agreement, or the breach thereof, may be settled by arbitration in Pinellas County Florida under the rules of the American Arbitration Association, if both the Company and the Executive agree to arbitration, and the award rendered thereon shall be final, binding and conclusive as to all parties and may be entered in any court of competent jurisdiction.

ARTICLE XII

NOTICE

All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

If to the Company, addressed to:

OPUS Resource Group, Inc.

12900 Automobile Blvd., Ste D

Clearwater, FL 33762

If to the Executive, addressed to:

Michael J. Gordon

2926 Magnolia Trace

Tarpon Springs, FL 34688

or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph.

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ARTICLE XIII

BENEFIT

This Agreement shall inure to and shall be binding upon the parties hereto, the successors and assigns of the Company and the heirs and personal representatives of the Executive.

ARTICLE XIV

WAIVER

The waiver of either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

ARTICLE XV

GOVERNING LAW

This Agreement has been negotiated and executed in the State of Florida and Florida law shall govern its construction and validity.

ARTICLE XVI

ENTIRE AGREEMENT

This Agreement contains the entire Agreement between the parties hereto; no change, addition or amendment shall be made hereto except by written agreement signed by the parties hereto. This Agreement supersedes all prior Agreements and understandings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and affixed their hands and seal the day and year first above written.

Executive:

/s/ Michael J. Gordon
Michael J. Gordon

OPUS RESOURCE GROUP, INC.

[Corporate Seal]

	By	/s/ John L. Waddell, Jr.
	Print Name:	John L. Waddell, Jr.
	Title:	President & COO

ATTEST:

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